Exhibit 10.29

December 11, 2015

Joseph A. Verbrugge

Dear Joe:

This letter will confirm your continued employment with Sirius XM Radio Inc. (the “Company” or “Sirius XM”) on a full-time basis as Executive Vice President, Sales and Development.  The Company anticipates that your services will be performed primarily at the Company’s office in Michigan.  This letter also will serve as notice that the previous Employment Agreement, dated as of September 19, 2012, between the Company and you (the “Prior Agreement”) is terminated; provided that the terms of the Prior Agreement which survive termination shall continue in full force and effect.

Effective as of December 8, 2015, you shall be paid an annual base salary of $500,000, less applicable withholdings, to be paid on a bi-weekly basis through the Company’s regular payroll system and subject to any increases that the Company may approve in its sole discretion.  You will also receive a vacation allowance of 160 hours (20 working days) per calendar year, which shall accrue in accordance with Company policy.

On December 11, 2015 (the “First Trading Day”), the Company shall cause Sirius XM Holdings Inc. (“Holdings”) to grant the following to you:

(i)  an option to purchase shares of the Company’s common stock, par value $.001 per share (the “Common Stock”), at an exercise price equal to the closing price of the Common Stock on the Nasdaq Global Select Market on the First Trading Day, with the number of shares of Common Stock subject to such option being that necessary to cause the Black-Scholes-Merton value of such option on the First Trading Day to be equal to $3,750,000 determined by using inputs consistent with those the Company uses for its financial reporting purposes.  Such option shall be subject to the terms and conditions set forth in the Option Agreement attached to this Agreement as Exhibit A.

(ii)  a number of restricted stock units (“RSUs”) equal to $1,250,000, divided by the closing price of the Common Stock on the Nasdaq Global Select Market on the First Trading Day.  Such restricted stock units shall be subject to the terms and conditions set forth in the Restricted Stock Unit Agreement attached to this Agreement as Exhibit B.

You will continue to be eligible to participate in any Company provided benefit programs, including our deferred compensation program, bonus plans, and other policies and fringe benefits which may generally be made available to full-time employees at your level.

You agree to comply in all respects with the terms of the Company’s Employee Handbook, including its Code of Ethics and Information Security and Privacy Policies, and all other applicable policies, rules and procedures of the Company in effect from time to time.  The Company reserves the right in its sole discretion to change or terminate any and all of its policies, including its benefit and bonus plans, and the specific duties of your position from time to time, including not providing any benefits or bonuses.

Your employment at the Company is for no specified period of time.  It is an at-will employment relationship, and either you or the Company may terminate the relationship at any time, for any reason, with or without Cause (as defined below) and with or without notice.

If the Company terminates your employment without Cause (as defined below), and your employment is not terminated due to your death or Disability (as defined below), or if you terminate your employment for Good Reason (as defined below), then, in addition to your rights under any equity award agreements between you and the Company, you shall be entitled to receive the following as severance (the “Severance Amount”) (in addition to any salary, benefits or other sums due to you through your termination date):

(i)  your base salary for a period of twelve (12) months following your termination date, to be paid in the form of salary continuation (the “Severance Period”);

(ii)  an amount equal to the annual bonus that was paid to you for the calendar year preceding the calendar year of your termination date, to be paid on the date that annual bonuses are usually paid by the Company; and

(iii)  continuation of group health insurance benefits during the Severance Period, provided pursuant to Section 4980B of the Internal Revenue Code of 1986 (“COBRA”), and comparable to the terms in effect for the Company’s active employees, except that the benefits otherwise receivable by you pursuant to this paragraph will be applied against the maximum period of continuation coverage under COBRA; provided that (a) the Company will not provide for cash in lieu of such benefits; (b) you timely complete all required paperwork to continue such benefits pursuant to COBRA and continue to pay the employee’s share of the COBRA premium during the Severance Period; and (c) such coverage, and the Company’s agreement to pay for such coverage, shall terminate as of the date that you are eligible for comparable benefits from a new employer.  You shall notify the Company within thirty (30) days after becoming eligible for coverage of any such comparable benefits.

The Company’s obligations with respect to the Severance Amount shall be conditioned upon you executing, delivering, and not revoking during any applicable revocation period, a separation agreement, and waiver and release of claims against the Company (“Release”), in a form used by the Company on the date of termination and provided to you by the Company in connection with the payment of benefits.  The signed release shall be provided to the Company within twenty-one (21) days of the date you receive the Release.  The payments provided in the preceding paragraph shall commence no later than the next administratively practical payroll date following the effective date of the Release (as specified in the Release) (“Release Effective Date”); provided that if the maximum period in which you may revoke the Release ends in the year following the year in which you incur a Separation from Service then the Release Effective Date shall be deemed to be the later of (1) the first business day in the year following the year in which you incur the Separation from Service or (2) the Release Effective Date (without regard to this proviso).

For purposes of this letter, “Cause” means the occurrence or existence of any of the following, as determined by the Company:

(i)  a breach by you of the terms of this letter provided that such breach remains uncured, as determined by the Company in its sole discretion, after thirty (30) days have elapsed following the date on which the Company gives you written notice of such breach;

(ii)  performance of your duties in a manner deemed by the Company, in its sole discretion, to be negligent;

(iii)  any act of insubordination, dishonesty, misappropriation, embezzlement, fraud, or other misconduct by you involving the Company or any of its affiliates;

(iv)  any conviction of, or any plea of nolo contendere or the equivalent by you to, any crime other than a traffic violation;

(v)  any action by you causing damage to or misappropriation of any property of the Company or any of its affiliates;

(vi)  your failure to comply with the policies, rules and procedures of the Company in effect from time to time, including its Code of Ethics and Information and Security Policies; or

(vii)  conduct by you that demonstrates unfitness to serve as an employee of the Company or any of its affiliates including any act, whether or not performed in the workplace, which subjects, or if publicly known, would likely subject the Company or any of its affiliates to contempt, ridicule or embarrassment, or would likely be detrimental or damaging to the Company’s or any of its affiliates’ reputation or their relationships with subscribers, customers, vendors or employees.

For purposes of this Agreement, “Good Reason” shall mean the continuance of any of the following events (without your prior written consent) for a period of thirty (30) days after delivery to the Company by you of a written notice within thirty (30) days of the occurrence of such event, during which such thirty (30)-day period of continuation the Company shall be afforded an opportunity to cure such event; provided that no resignation will be for Good Reason unless you actually resign from employment effective as of a date within seventy-five (75) days after occurrence of the event constituting Good Reason:

(i)	any material reduction in your duties, responsibilities or title level (Executive Vice President);

(ii)	you ceasing to report solely and directly to the Chief Executive Officer of the Company; or
(iii)	any reduction in your base salary.

For purposes of this letter, “Disability” means your incapacity due to physical or mental illness to perform the duties of your position for more than one hundred and eighty (180) days within any twelve (12) month period.

During your employment and for twelve (12) months following the termination of your employment by you or the Company for any reason (such period, the “Restricted Period”), you will not, directly or indirectly, enter into the employment of, render services to, acquire any interest whatsoever in (whether for your own account as an individual proprietor, or as a partner, associate, shareholder, officer, director, consultant, trustee or otherwise), or otherwise assist any person or entity (other than the Company) that is engaged, or proposes to engage, in any operations in North America involving the transmission, streaming or production of radio programming or that competes with any business of the Company, including, without limitation, telematics (any such person or entity, a “Competitor”); provided that nothing herein shall prevent the purchase or ownership by you by way of investment of up to four percent (4%) of the shares or equity interest of any corporation or other entity.  For purposes of this letter, the term ”radio” shall be defined broadly and shall include traditional radio, terrestrial radio, satellite radio, digital radio, internet broadcasts, internet streaming, internet radio and radio devices and methods, whether now existing or in the future developed.  Should any provision of this paragraph be declared unenforceable by a court, then to the extent applicable this paragraph shall be deemed modified to restrict your competition with the Company to the maximum extent of time, scope and geography which the court shall find enforceable, and such paragraph shall be so enforced.

Without limiting the generality of the foregoing, you agree that during your employment you will not negotiate or enter into any discussions, or allow any other person or entity to discuss or negotiate on your behalf, with any Competitor concerning employment with or rendering services to such Competitor.  You also agree that during your employment and for twelve (12) months following the termination of your employment for any reason, you shall not, directly or indirectly: (i) solicit, recruit, request, encourage, entice or otherwise induce or attempt to induce any employees to leave the employment of the Company; (ii) interfere with or disrupt the Company’s relationship with any of its employees, accounts, vendors, subscribers or partners, including engaging in any conduct that publicly identifies you as a customer of a Competitor; (iii) induce or attempt to induce any person or entity which is an advertiser, sponsor, vendor or partner with the Company to cease doing business with the Company, or reduce its business with the Company; or (iv) influence or attempt to influence any person or persons, firm, association, syndicate, partnership, company, corporation, or other entity that is a contracting party with the Company to terminate any written or oral agreement with the Company, or enter into any agreement with any such person or entity which would have an adverse effect on the Company.

You also agree that during your employment and thereafter, you shall not make any statements or comments that could be considered to shed an adverse light on the business reputation or personnel of the Company; provided that the foregoing limitation shall not apply to your compliance with law or legal process.

You shall not solicit, accept or receive, either directly or indirectly, any money, services or any other valuable consideration, including gifts, loans, favors, gratuities, other valuables, hospitality or reimbursement of travel expenses (other than your compensation paid directly through the Company's payroll department) in connection with or related to your participation, directly or indirectly, in any program material broadcast by the Company, or for playing, promoting, recommending, advocating or encouraging the playing of certain content or broadcasting any matter, including references to, or endorsement or identification of, any artist, music, product, service or content.  You shall fully comply with all of the Company policies and applicable laws prohibiting such practices or conduct now and in the future.  You shall also notify the Company’s General Counsel immediately in writing upon receipt of any such payment or thing of value or any approaches or overtures made to you to violate this paragraph or to insert, use or otherwise mention, refer or endorse of any product, service, content or other matter in any programming by the Company.

Except as you have previously disclosed to the Company’s General Counsel, you represent and warrant that neither you nor any member of your immediate family has any interest, either directly or indirectly, in any broadcasting company, record company, music or video publishing company (physical or electronic), internet or new technology interests, concert promotion company, professional singers or musicians.  Should you or any such family member acquire any such interest (other than an interest acquired solely as a result of the purchase of up to four percent (4%) of the equity securities of a publicly traded corporation), such acquisitions shall be promptly reported in writing to the Company’s General Counsel.

You acknowledge that in the course of your employment you will occupy a position of trust and confidence.  You shall not, except as may be required to perform your duties or as required by applicable law, disclose to others or use, whether directly or indirectly, any Confidential Information. “Confidential Information” shall mean information about the Company's business and operations that is not publicly disclosed by the Company and that was learned by you in the course of your employment by the Company, including any proprietary knowledge, business plans, business strategies, budget information, product plans, patents, trade secrets, data, formulae, sketches, notebooks, blueprints, pricing and cost data, employee information and client and customer lists and all papers and records (including computer records) containing such Confidential Information.  Confidential Information shall not include information that becomes public other than through disclosure, directly or indirectly, by you or information you are required to disclose by law or legal process (provided that you provide the Company immediately with prior written notice of the legally required disclosure and reasonably cooperate with the Company in seeking a protective order or other appropriate protection of such information if it chooses to do so).  You acknowledge that such Confidential Information is specialized, unique in nature and of great value to the Company, and that such information gives the Company a competitive advantage.  You agree to deliver or return to the Company, at the Company's request at any time or upon termination of your employment or as soon as possible thereafter, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company or prepared by you in the course of your employment by the Company.

The results and proceeds of your services (collectively, the “Work Product”) shall be “works made for hire” for the Company under United States Copyright Law and shall be the exclusive property of the Company.  You shall promptly execute and deliver all documents necessary to transfer all right, title and interest in the Work Product to the Company.  You hereby covenant to the Company that no Work Product will infringe upon or violate any intellectual property rights or any other rights whatsoever of any third parties.  To the extent that any of the results and proceeds of your services may not, by operation of law, be “works made for hire,” you hereby assign to the Company ownership of these materials, and the Company shall have the right to obtain and hold in its own name or transfer to others, copyrights, and similar protection which may be available in such materials.  Any preexisting works utilized by you in the performance of your duties shall remain your exclusive property.

With respect to any payment or benefits that would be considered deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and payable upon or following a termination of employment, a termination of employment shall not be deemed to have occurred unless such termination also constitutes a “separation from service” within the meaning of Section 409A, and the regulations thereunder (a “Separation from Service”), and notwithstanding anything contained herein to the contrary, the date on which such Separation from Service takes place shall be your termination date.  Notwithstanding any provisions of this letter to the contrary, if you are a “specified employee” (within the meaning of Section 409A and determined pursuant to policies adopted by the Company) at the time of your Separation from Service and if any portion of the payments or benefits to be received by you upon Separation from Service would be considered deferred compensation under Section 409A, amounts that would otherwise be payable pursuant to this letter during the six-month period immediately following your Separation from Service and benefits that would otherwise be provided pursuant to this letter during the six (6)-month period immediately following your Separation from Service will instead be paid or made available on the earlier of first (1st) the first business day of the seventh (7th) month following the date of your Separation from Service and (2) your death.

To the extent applicable, it is intended that the compensation arrangements under this letter be in full compliance with Section 409A (it being understood that certain compensation arrangements under this letter are intended not to be subject to Section 409A).  This letter shall be construed, to the maximum extent permitted, in a manner to give effect to such intention.  Notwithstanding anything in this letter to the contrary, distributions upon termination of your employment may only be made upon a Separation from Service.  Neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all such taxes, interest or penalties, or liability for any damages related thereto.  You acknowledge that you have been advised to obtain independent legal, tax or other counsel in connection with Section 409A.  Each payment under this letter shall be regarded as a “separate payment” and not of a series of payments for purposes of Section 409A.

With respect to any amount of business expenses eligible for reimbursement pursuant to Company policy, such expenses will be reimbursed by the Company within thirty (30) days following the date on which the Company receives the applicable invoice from you in accordance with the Company’s expense reimbursement policies, but in no event later than the last day of your taxable year following the taxable year in which you incur the related expenses.  In no event will the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor will your right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

You acknowledge that a portion of the compensation being paid to you by the Company is paid expressly in consideration of the covenants contained herein.  You also acknowledge that: (a) the restrictions contained in this letter are reasonable in order to protect the legitimate business interests of the Company; (b) a breach by you of any of the terms of this letter could result in immediate and irreparable harm to the Company that may not be adequately compensated by a monetary award; and (c) in the event of any such breach, in addition to all of the other remedies available to the Company at law or in equity, it would be reasonable for the Company to seek a restraining order, injunction, a decree of specific performance and/or other equitable relief to ensure compliance with the terms of this letter.

You also acknowledge that notwithstanding any other provisions in this letter to the contrary, any incentive-based compensation, or any other compensation paid to you pursuant to this letter or any other agreement or arrangement with the Company, which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

You hereby represent and warrant to the Company that you are not now under any contractual or other obligations, including any non-compete obligations or non-solicitation provisions, that are inconsistent with or in conflict with this letter or that would prevent, limit, restrict, or impair your performance of your job duties or your obligations under this letter.  In addition, you acknowledge and agree that you are a manager, and thereby meet the requirements of a “management employee” for purposes of New York’s Broadcast Employees Freedom to Work Act.

This letter, and any documents incorporated herein by reference, constitutes the entire agreement between the parties regarding their employment relationship and supersedes any and all prior agreements, promises, representations, understandings and communications between the parties, including the Prior Agreement, but excluding any equity award agreements between you and the Company.  Should any provision of this letter be declared invalid or unenforceable, such invalidity or unenforceability shall not affect the remaining provisions hereof.

This letter shall be governed by and construed in accordance with the laws of the State of New York.  The parties irrevocably and unconditionally waive any right whatsoever to a jury trial concerning any dispute between them, including any claims that arise out of or relate to this letter.

If any term of this letter conflicts with any practice or policy of the Company, now or in the future, the terms of this letter will control.  The terms of this letter may not be changed except by written agreement signed by you and either the Chief Executive Officer, the Executive Vice President and Chief Administrative Officer, or the General Counsel of the Company.

We ask that you confirm your acceptance of this offer of employment and your understanding and acceptance of the terms and conditions contained herein by signing the attached copy of this letter and returning it to me as soon as possible.

Sincerely,

/s/ Dara F. Altman
Dara F. Altman
Executive Vice President and
Chief Administrative Officer

I have read this letter and understand

and agree to its terms,

this   15th day of December, 2015:

/s/ Joseph A. Verbrugge
JOSEPH A. VERBRUGGE

Exhibit A

THIS OPTION MAY NOT BE TRANSFERRED EXCEPT BY WILL OR UNDER
THE LAWS OF DESCENT AND DISTRIBUTION.

SIRIUS XM HOLDINGS INC. 2015 LONG-TERM STOCK INCENTIVE PLAN
STOCK OPTION AGREEMENT

This STOCK OPTION AGREEMENT (this “Agreement”), dated December 11, 2015 (the “Date of Grant”), is between SIRIUS XM HOLDINGS INC., a Delaware corporation (the “Company”), and JOSEPH A. VERBRUGGE (the “Executive”).

1.  Grant of Option; Vesting.  (a)  Subject to the terms and conditions of this Agreement, the Sirius XM Holdings Inc. 2015 Long-Term Stock Incentive Plan (the “Plan”), and the Employment Agreement, dated as of December 11, 2015, between Sirius XM Radio Inc. (“Sirius XM”) and the Executive (the “Employment Agreement”), the Company hereby grants to the Executive the right and option (this “Option”) to purchase ________________________ (_______________) shares of common stock, par value $0.001 per share, of the Company (the “Shares”), at a price per Share of $_______ (the “Exercise Price”).  This Option is not intended to qualify as an Incentive Stock Option for purposes of Section 422 of the Internal Revenue Code of 1986, as amended.  In the case of any stock split, stock dividend or like change in the Shares occurring after the date hereof, the number of Shares and the Exercise Price shall be adjusted as set forth in Section 4(b) of the Plan.

(b)  Subject to the terms and conditions of this Agreement and/or the Plan, this Option shall vest and become exercisable with respect to one-third (1/3) of the Shares granted to the Executive under this Agreement on each of the first (1st), second (2nd), and third (3rd) anniversaries of the Date of Grant (or if such date is not a business day, then on the next succeeding business day); provided that no Shares shall vest on any anniversary (or on any succeeding business day) if the Executive is not employed by Sirius XM on such date.

(c)  If the Executive’s employment with Sirius XM terminates for any reason, this Option, to the extent not then vested, shall immediately terminate without consideration; provided that if the Executive’s employment with Sirius XM is terminated (x) due to death or “Disability” (as defined in the Employment Agreement); (y) by Sirius XM without “Cause” (as defined in the Employment Agreement); or (z) by the Executive for “Good Reason” (as defined in the Employment Agreement), the unvested portion of this Option, to the extent not previously cancelled or forfeited, shall immediately become vested and exercisable.  The foregoing condition that the Executive be an employee of Sirius XM shall, in the event of the termination of the Executive’s employment with Sirius XM due to death or Disability, by Sirius XM without Cause or by the Executive for Good Reason, be waived by the Company provided that the Executive (or the Executive’s estate in the case of death) executes a release acceptable to the Company.

2.  Term.  This Option shall terminate on December 11, 2025 (the “Option Expiration Date”); provided that if:

(a)  the Executive’s employment is terminated by Sirius XM without Cause or by the Executive for Good Reason, or if the Executive’s employment is terminated due to the Executive’s death or Disability, the Executive (or the Executive’s beneficiary, in the case of death) may exercise this Option in full until the first (1st) anniversary of such termination (at which time this Option shall be cancelled), but not later than the Option Expiration Date;

(b)  the Executive’s employment is terminated by Sirius XM for Cause, this Option shall be cancelled upon the date of such termination; or

(c)  the Executive voluntarily terminates the Executive’s employment with the Company without Good Reason, the Executive may exercise any vested portion of this Option until ninety (90) days following the date of such termination (at which time this Option shall be cancelled), but not later than the Option Expiration Date.

3.  Exercise.  Subject to Sections 1 and 2 of this Agreement and the terms of the Plan, this Option may be exercised, in whole or in part, in accordance with Section 6 of the Plan.

4.  Change of Control.  In the event of a Change of Control, this Option shall be governed by the terms of the Plan; provided that any transactions between the Company, Sirius XM and/or any of their respective subsidiaries, on the one hand, and Liberty Media Corporation, any Qualified Distribution Transferee (as defined in the Investment Agreement, dated as of February 17, 2009, between the Company and Liberty Radio LLC, as amended) and/or any of their respective subsidiaries, on the other hand, shall not constitute a Change of Control under the Plan.

5.  Non-transferable.  This Option may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution, and shall not be subject to execution, attachment or similar process.  Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Option or of any right or privilege conferred hereby shall be null and void.

6.  Withholding.  Prior to delivery of the Shares purchased upon exercise of this Option, the Company shall determine the amount of any United States federal, state and local income taxes, if any, which are required to be withheld under applicable law and shall, as a condition of exercise of this Option and delivery of certificates representing the Shares purchased upon exercise of this Option, collect from the Executive the amount of any such tax in any manner permitted by the Plan.

7.  No Rights of a Stockholder.  The Executive shall not have any rights as a stockholder of the Company with respect to any Shares until the Shares purchased upon exercise of this Option have been issued.

8.  Rights of the Executive.  Neither this Option, the execution of this Agreement nor the exercise of any portion of this Option shall confer upon the Executive any right to, or guarantee of, continued employment by Sirius XM, or in any way limit the right of Sirius XM to terminate the Executive’s employment at any time, subject to the terms of the Employment Agreement or any other written employment or similar written agreement between or among Sirius XM, the Company and the Executive.

9.  Professional Advice.  The acceptance and exercise of this Option may have consequences under federal and state tax and securities laws that may vary depending upon the individual circumstances of the Executive.  Accordingly, the Executive acknowledges that the Executive has been advised to consult the Executive’s personal legal and tax advisors in connection with this Agreement and this Option.

10.  Agreement Subject to the Plan.  This Option and this Agreement are subject to the terms and conditions set forth in the Plan, which terms and conditions are incorporated herein by reference.  Capitalized terms used herein but not defined shall have the meaning set forth in the Plan.  The Executive acknowledges that a copy of the Plan is posted on Sirius XM’s intranet site and the Executive agrees to review it and comply with its terms.   This Agreement, the Employment Agreement and the Plan constitute the entire understanding between or among the Company, Sirius XM and the Executive with respect to this Option.

11.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, and shall bind and inure to the benefit of the heirs, executors, personal representatives, successors and assigns of the parties hereto.  The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan, State of New York, and expressly waive the right to a jury trial, for any actions, suits or proceedings arising out of or relating to this Agreement.

12.  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or when telecopied (with confirmation of transmission received by the sender), three (3) business days after being sent by certified mail, postage prepaid, return receipt requested or one (1) business day after being delivered to a nationally recognized overnight courier with next day delivery specified to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):  Company: Sirius XM Holdings Inc., 1221 Avenue of the Americas, 36th Floor, New York, New York 10020, Attention:  General Counsel; and Executive: Address on file at the office of the Company.  Notices sent by email or other electronic means not specifically authorized by this Agreement shall not be effective for any purpose of this Agreement.

13.  Binding Effect.  This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

14.  Amendment.  The rights of the Executive hereunder may not be impaired by any amendment, alteration, suspension, discontinuance or termination of the Plan or this Agreement without the Executive’s consent.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

SIRIUS XM HOLDINGS INC.

By:	Exhibit A
Dara F. Altman
Executive Vice President and
Chief Administrative Officer

Exhibit A
JOSEPH A. VERBRUGGE

Exhibit B

THE RSUs HAVE NOT BEEN REGISTERED UNDER STATE OR FEDERAL
SECURITIES LAWS.  THE RSUs MAY NOT BE TRANSFERRED EXCEPT

BY WILL OR UNDER THE LAWS OF DESCENT AND DISTRIBUTION.

SIRIUS XM HOLDINGS INC.

2015 LONG-TERM STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

This RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”), dated December 11, 2015 (the “Date of Grant”), is between SIRIUS XM HOLDINGS INC., a Delaware corporation (the “Company”), and JOSEPH A. VERBRUGGE (the “Executive”).

1.  Grant of RSUs.  Subject to the terms and conditions of this Agreement, the Sirius XM Holdings Inc. 2015 Long-Term Stock Incentive Plan (the “Plan”), and the Employment Agreement, dated as of December 11, 2015, between Sirius XM Radio Inc. (“Sirius XM”) and the Executive (the “Employment Agreement”), the Company hereby grants _______________________________ (____________) restricted share units (“RSUs”) to the Executive.  Each RSU represents the unfunded, unsecured right of the Executive to receive one share of common stock, par value $.001 per share, of the Company (each, a “Share”) on the dates specified in this Agreement.  Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

2.  Dividends.  If on any date while RSUs are outstanding the Company shall pay any dividend on the Shares (other than a dividend payable in Shares), the number of RSUs granted to the Executive shall, as of the record date for such dividend payment, be increased by a number of RSUs equal to: (a) the product of (x) the number of RSUs held by the Executive as of such record date, multiplied by (y) the per Share amount of any cash dividend (or, in the case of any dividend payable, in whole or in part, other than in cash, the per Share value of such dividend, as determined in good faith by the Company), divided by (b) the average closing price of a Share on the Nasdaq Global Select Market on the twenty (20) trading days preceding, but not including, such record date.  In the case of any dividend declared on Shares that is payable in the form of Shares, the number of RSUs granted to the Executive shall be increased by a number equal to the product of (1) the aggregate number of RSUs held by the Executive on the record date for such dividend, multiplied by (2) the number of Shares (including any fraction thereof) payable as a dividend on a Share.  In the case of any other change in the Shares occurring after the date hereof, the number of RSUs shall be adjusted as set forth in Section 4(b) of the Plan.

3.  No Rights of a Stockholder.  The Executive shall not have any rights as a stockholder of the Company until the Shares have been registered in the Company’s register of stockholders. For purposes of clarity, once an RSU vests and a Share is issued to the Executive pursuant to Section 4, such RSU is no longer considered an RSU for purposes of this Agreement.

4.  Issuance of Shares subject to RSUs.  (a) Subject to the terms of this Agreement and/or the Plan, the Company shall issue, or cause there to be transferred, to the Executive (or the Executive’s beneficiary in the case of death) on each of the first (1st), second (2nd) , and third

(3rd) anniversaries of the Date of Grant (or if such date is not a business day, then on the next succeeding business day), a number Shares equal to one-third (1/3) the number of RSUs granted to the Executive under this Agreement; provided that no Shares shall be issued to the Executive on any anniversary (or on any succeeding business day) if the Executive is not employed by Sirius XM on such date.

(b)  If the Executive’s employment with Sirius XM terminates for any reason, the RSUs shall immediately terminate without consideration; provided that if the Executive’s employment with Sirius XM terminates due to death or “Disability” (as defined in the Employment Agreement), by Sirius XM without “Cause” (as defined in the Employment Agreement), or by the Executive for “Good Reason” (as defined in the Employment Agreement), the unvested portion of the RSUs, to the extent not previously settled, cancelled or forfeited, shall immediately become vested and the Company shall issue, or cause there to be transferred, to the Executive (or to the Executive’s estate in the case of death) the amount of Shares equal to the number of RSUs granted to the Executive under this Agreement (to the extent not previously transferred, cancelled or forfeited), as adjusted pursuant to Section 2 above, if applicable.  The foregoing condition that the Executive be an employee of Sirius XM shall, in the event of the termination of the Executive’s employment with Sirius XM due to death or Disability, or by Sirius XM without Cause or by the Executive for Good Reason, be waived by the Company provided that the Executive (or the Executive’s estate in the case of death) executes a release acceptable to the Company.

5.  Change of Control.  In the event of a Change of Control, the RSUs shall be governed by the terms of the Plan; provided that any transactions between the Company, Sirius XM and/or any of their respective subsidiaries, on the one hand, and Liberty Media Corporation, any Qualified Distribution Transferee (as defined in the Investment Agreement, dated as of February 17, 2009, between the Company and Liberty Radio LLC, as amended) and/or any of their respective subsidiaries, on the other hand, shall not constitute a Change of Control under the Plan.

6.  Non-transferable.  The RSUs may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution, and shall not be subject to execution, attachment or similar process.  Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of RSUs or of any right or privilege conferred hereby shall be null and void.

7.  Withholding.  Prior to delivery of the Shares pursuant to this Agreement, the Company shall determine the amount of any United States federal, state and local income taxes, if any, which are required to be withheld under applicable law and shall, as a condition of delivery of certificates representing the Shares pursuant to this Agreement, collect from the Executive the amount of any such tax to the extent not previously withheld in any manner permitted by the Plan.

8.  Rights of the Executive.  Neither this Agreement nor the RSUs shall confer upon the Executive any right to, or guarantee of, continued employment by Sirius XM, or in any way limit the right of Sirius XM to terminate the Executive’s employment at any time, subject to the terms of any written employment or similar written agreement between or among the Company, Sirius XM and the Executive.

9.  Professional Advice.  The acceptance of the RSUs may have consequences under federal and state tax and securities laws that may vary depending upon the individual circumstances of the Executive.  Accordingly, the Executive acknowledges that the Executive has been advised to consult the Executive’s personal legal and tax advisors in connection with this Agreement and the RSUs.

10.  Agreement Subject to the Plan.  This Agreement and the RSUs are subject to the terms and conditions set forth in the Plan, which terms and conditions are incorporated herein by reference.  The Executive acknowledges that a copy of the Plan is posted on Sirius XM’s intranet site and the Executive agrees to review it and comply with its terms.  This Agreement, the Employment Agreement and the Plan constitute the entire understanding between or among the Company, Sirius XM and the Executive with respect to the RSUs.

11.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, and shall bind and inure to the benefit of the heirs, executors, personal representatives, successors and assigns of the parties hereto.  The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan, State of New York, and expressly waive the right to a jury trial, for any actions, suits or proceedings arising out of or relating to this Agreement.

12.  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or when telecopied (with confirmation of transmission received by the sender), three (3) business days after being sent by certified mail, postage prepaid, return receipt requested or one (1) business day after being delivered to a nationally recognized overnight courier with next day delivery specified to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):  Company: Sirius XM Holdings Inc., 1221 Avenue of the Americas, 36th Floor, New York, New York 10020, Attention:  General Counsel; and Executive: Address on file at the office of the Company.  Notices sent by email or other electronic means not specifically authorized by this Agreement shall not be effective for any purpose of this Agreement.

13.  Binding Effect.  This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

14.  Amendment.  The rights of the Executive hereunder may not be impaired by any amendment, alteration, suspension, discontinuance or termination of the Plan or this Agreement without the Executive’s consent.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

SIRIUS XM HOLDINGS INC.

By:	Exhibit B	Exhibit B
	Dara F. Altman	JOSEPH A. VERBRUGGE
Executive Vice President and
Chief Administrative Officer